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FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2007 RESULTS

COLUMBUS, Ohio – August 9, 2007 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the second quarter and six months ended June 30, 2007.

The Company recorded net income for the second quarter of 2007 of $1,266,000, or $.12 per basic and diluted share, compared with $2,503,000, or $.25 per basic and $.24 per diluted share, in the second quarter of 2006. Total net sales for the second quarter were $38,295,000, compared with $39,511,000 in the same quarter of 2006. Product sales for the three months ended June 30, 2007 decreased 36 percent, to $24,685,000, from $38,426,000 for the same period one year ago. The decrease in sales is primarily due to an industry-wide, general decline in truck orders resulting from new federal emissions standards that went into effect on January 1, 2007. Tooling sales totaled $13,610,000 for the second quarter 2007 versus $1,085,000 for the similar time period in 2006. Revenue from tooling projects is sporadic in nature.

For the first six months of 2007, net income was $2,479,000, or $.24 per basic and $.23 per diluted share, compared with $4,785,000, or $.48 per basic and $.46 per diluted share, for the first six months of 2006. Total net sales for the first half of 2007 were $69,524,000, compared with $76,013,000 in the first half of 2006. Product sales for the first six months of 2007 decreased 25 percent to $55,336,000 from $73,781,000 for the same period in 2006. Tooling sales totaled $14,188,000 for the first six months of 2007 versus $2,232,000 for the same period in 2006.

Sales results were in line with previous forecasts of a 20 to 40 percent decrease in orders for heavy and medium-duty trucks products as a result of the expected overall slow down in the North American truck market.

“As anticipated, business continued to soften across the truck market in the second quarter,” said Kevin L. Barnett, president and chief executive officer. “As sales volumes have decreased, we have been conscientious in adjusting our operations and reducing our controllable spending where appropriate. We continue to remain focused on meeting the needs of our customers, improving our operations and focusing on our growth opportunities in anticipation of the rebound in truck volumes expected in 2008.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2006 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/07	06/30/06	06/30/07	06/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$24,685	$38,426	$55,336	$73,781
Tooling Sales	13,610	1,085	14,188	2,232

Net Sales	38,295	39,511	69,524	76,013
Cost of Sales	33,690	31,664	60,093	61,338

Gross Margin	4,605	7,847	9,431	14,675
Selling, General and Admin. Expense	2,787	3,901	5,879	7,077

Operating Income	1,818	3,946	3,552	7,598
Interest Income/(Expense) – Net	122	(27)	230	(66)

Income before Taxes	1,940	3,919	3,782	7,532
Income Tax Expense	674	1,416	1,303	2,747

Net Income	$1,266	$2,503	$2,479	$4,785

Net Income per Common Share
Basic	$0.12	$0.25	$0.24	$0.48
Diluted	$0.12	$0.24	$0.23	$0.46
Weighted Average Shares Outstanding:
Basic	10,313	10,072	10,289	10,059

Diluted	10,618	10,402	10,617	10,427

Condensed Balance Sheet
(in thousands)

	As of	As of
	06/30/07	12/31/06
	(Unaudited)
Assets

Cash	$17,455	$16,096
Accounts Receivable	19,675	22,456
Inventories	7,361	7,393
Other Current Assets	3,905	4,724
Property, Plant & Equipment – net	29,972	30,538
Deferred Tax Asset – net	6,862	6,917
Other Assets	1,372	1,382

Total Assets	86,602	$89,506

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,840	$1,816
Current Portion of Post Retirement Benefits Liability	247	247
Accounts Payable	10,079	10,735
Accrued Liabilities and Other	4,879	10,338
Long-term Debt	6,852	7,815
Post Retirement Benefits Liability	16,757	15,861
Stockholders’ Equity	45,948	42,694

Total Liabilities and Stockholders’ Equity	$86,602	$89,506